Exhibit 10.1

April 29, 2002

Thomas E. Gallagher
405 Tracy Court
Incline Village, NV 89451

Re:    Relocation Loan

Dear Tom:

        Reference is made to the Employment Agreement, dated October 23, 2000, ("Employment Agreement") between you and Park Place Entertainment Corporation ("Company").

        This will confirm that Section 3(i) of the Employment Agreement is amended to provide that the relocation loan referred to therein shall be repaid on the earlier of (a) termination of your employment with the Company, and (b) the date that you sell your residence in Los Angeles, California.

Sincerely, Park Place Entertainment Corporation
/s/ STEVE BELL Steve Bell Senior Vice President—Human Resources

Agreed and accepted this 29th day of April, 2002, effective as of October 22, 2001.
/s/ THOMAS E. GALLAGHER Thomas E. Gallagher